Exhibit 99.1

McCLATCHY ANNOUNCES PRELIMINARY RESULTS AND AMENDMENT TO TENDER OFFER FOR DEBT SECURITIES

SACRAMENTO, Calif., May 7, 2008—The McClatchy Company (NYSE-MNI) today announced that the preliminary results for its previously announced tender offer for up to $250,000,000 aggregate principal amount of its debt securities specified in the Offer to Purchase dated April 23, 2008 (the “Offer to Purchase”) and amendments to the terms of such tender offer.  The amendments to the tender offer increase the Aggregate Maximum Tender Amount (as defined in the Offer to Purchase) of the debt securities subject to the tender offer from $250,000,000 to $300,000,000 and the Maximum Tender Amount (as defined in the Offer to Purchase) applicable to the 7.125% Notes due June 1, 2011(CUSIP 499040AM5)   subject to the tender offer from $100,000,000 to $130,000,000.  All other terms and conditions of the tender offer remain unchanged.  The full terms and conditions of the tender offer are set forth in the Offer to Purchase and related Letter of Transmittal, as amended by this press release.

The company also announced that, according to information provided by Global Bondholder Services Corporation, the depositary and information agent for the tender offer, an aggregate principal amount of the debt securities listed below were validly tendered and not validly withdrawn on or before 5:00 p.m., New York City time, on May 6, 2008.  Withdrawal rights for debt securities tendered in the tender offer terminated at 5:00 p.m., New York City time, on May 6, 2008.

The amount of each series of debt securities purchased in the tender offer will be determined in accordance with the priorities and maximum tender amounts identified in the column "Acceptance Priority Level and Maximum Tender Amount" in the table below. The tender offer is scheduled to expire at 5:00 p. m., New York City time, on May 21, 2008, unless extended by the company.

NOTES SUBJECT TO THE TENDER OFFER

 The following table provides the estimated aggregate principal amount validly tendered and not validly withdrawn for each series of debt securities subject to the tender offer as of 5:00 p.m., New York City time, on May 6, 2008.

CUSIP Number	Title of Security	Acceptance Priority Level and Maximum Tender Amount	Amount Tendered As of May 6, 2008

499040AD5	9.875% Debentures due April 15, 2009	1 Maximum of $150 million	$153.246 million

499040AM5	7.125% Notes due June 1, 2011	2 Maximum of $130 million	$178.043 million

499040AN3	4.625% Notes due November 1, 2014	3 Maximum of $50 million	$20.467 million

This press release is neither an offer to purchase, nor a solicitation for acceptance of the tender offer. McClatchy is making the tender offer only by, and pursuant to the terms of, the Offer to Purchase and the related Letter of Transmittal, as amended by this press release.

The complete terms and conditions of the tender offer are set forth in the Offer to Purchase and Letter of Transmittal, as amended by this press release. Holders are urged to read the tender offer documents carefully. Copies of the Offer to Purchase and Letter of Transmittal may be obtained from the Information Agent for the Offer, Global Bondholder Services Corporation, at 866-470-3900 (US toll-free) and 212-430-3774 (collect).

J.P. Morgan Securities Inc. is the Dealer Manager for the tender offer. Questions regarding the tender offer may be directed to J.P. Morgan Securities Inc., Liability Management Group at (866) 834-4666 (toll-free) and (212) 834-4077 (collect).

About McClatchy:

      The McClatchy Company is the third largest newspaper company in the United States, with 30 daily newspapers, approximately 50 non-dailies, and direct marketing and direct mail operations. McClatchy also operates leading local websites in each of its markets which extend its audience reach. The websites offer users comprehensive news and information, advertising, e-commerce and other services. Together with its newspapers and direct marketing products, these interactive operations make McClatchy the leading local media company in each of its premium high growth markets. McClatchy-owned newspapers include The Miami Herald, The Sacramento Bee, the Fort Worth Star-Telegram, The Kansas City Star, The Charlotte Observer, and The (Raleigh) News & Observer.

McClatchy also owns a portfolio of premium digital assets, including 14.4% of CareerBuilder, the nation's largest online job site, and 25.6% of Classified Ventures, a newspaper industry partnership that offers two of the nation's premier classified websites: the auto website, cars.com, and the rental site, apartments.com. McClatchy is listed on the New York Stock Exchange under the symbol MNI.

Additional Information:

Statements in this press release regarding future financial and operating results, including revenues, operating expenses, cash flows, debt levels, the size of the tender offer, as well as future opportunities for the company and any other statements about management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” estimates and similar expressions) should also be considered to be forward-looking statements.  There are a number of important risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including:  the duration and depth of an economic recession in markets where McClatchy operates its newspapers may reduce its income and cash flow greater than expected; McClatchy may not consummate contemplated transactions which may enable debt reduction on anticipated terms or at all; McClatchy may not achieve its expense reduction targets or may do harm to its operations in attempting to achieve such targets; McClatchy’s operations have been, and will likely continue to be, adversely affected by competition, including competition from internet publishing and advertising platforms; McClatchy’s expense and income levels could be adversely affected by changes in the cost of newsprint and McClatchy’s operations could be negatively affected by any deterioration in its labor relations, as well as the other risks detailed from time to time in the Company’s publicly filed documents, including the Company’s Annual Report on Form 10-K for the year ended December 30, 2007, filed with the U.S. Securities and Exchange Commission. McClatchy disclaims any intention and assumes no obligation to update the forward-looking information contained in this release.